Press Release

Entrust Announces Second Quarter and First Half Fiscal Year 2008 Financial Results

  Total 2nd Quarter and 1st Half Revenues of $24.5 million and $50.3 million respectively
  2nd Quarter and 1st Half Subscription Revenue Achieved 56% and 54% of Revenue Respectively
  Second Quarter and 1st Half Profitability increased $2.8 million and $4.1 million year-over-year
  Cash and Cash Equivalents increased $2.6 million in the quarter to $25.4 million
  Company Reiterates Full Year Profitability Targets
  July Booked Product Revenue of Over $4.0 million

DALLAS - July 29, 2008 - Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter ended June 30, 2008.

"I am pleased with our first half performance in what is a challenging business environment," said Bill Conner, Entrust chairman, president and chief executive officer. "While we are disappointed in our lower than expected revenue for the quarter, we were able to meet the low end of our guidance with an increase in our first half revenue by three percent, our profitability by $4.1 million or $0.06 per share, and to increase our cash position by nearly $5.0 million from the end of 2007."

Revenue for the second quarter was $24.5 million, flat to Q2 2007. Revenues in the quarter were flat due to lower transaction volumes, timing of deals and lower professional services. On the positive side, the company increased revenue in Risk Based Authentication, Government and the company's subscription businesses from a year ago. Deferred revenue increased in the quarter to approximately $29.3 million, an increase of approximately $800 thousand, from $28.5 million at Q2, 2007.

Conner added, "In the first half of 2008, we made solid progress on Risk Based Authentication, where we delivered 126 percent growth. Our largest transaction in the second quarter was with DnB Nor, Norway's largest financial services group, which selected Entrust for real-time fraud monitoring. In Public Key Infrastructure (PKI), we were awarded our first Extended Access Control passport order from a large EU country. Our PKI software-as-a-service products continued to be strong led by our SSL certificate business, which for the first half of the year was up 37 percent. We also are seeing increased momentum with business development partners and channels to market these offerings."

Entrust recorded a Q2, 2008 net loss, calculated in accordance with GAAP, of $422 thousand, or $0.01 per share, compared to Q2, 2007 net loss of $3.2 million, or $0.05 per share. On a non-GAAP basis the company recorded a profit of $480 thousand, or $0.01 per share, compared to Q2, 2007 loss of $1.5 million, or $0.02 per share. The non-GAAP figures exclude amortization of purchased intangibles and stock-option based compensation expense. See the financial table below reconciling these non-GAAP figures to GAAP.

"In the second quarter, we continued to make progress on our financial model. We increased our subscription revenues to 56 percent of our quarterly revenues; we increased deferred revenue by $800 thousand, we increased our cash and cash equivalents by $2.6 million; and we reduced total expenses by eight percent or $2.3 million from the first quarter. Our lower expense base, combined with having booked over $4 million of third quarter product revenue in July, has us well positioned to make our full year Non-GAAP earnings target of 10 cents per share and Non-GAAP cash flow from operations of over $10.0 million," said David Wagner, Entrust senior vice president and chief financial officer.

The company ended Q2, 2008 with approximately $25.4 million in cash and cash equivalents and no debt.

Financial Outlook:

Entrust is maintaining its second half 2008 outlook of total revenue of between $54.0 million to $58.0 million.

For the full year 2008, Entrust is targeting a net income in accordance with GAAP of approximately $0.03 per share. On a non-GAAP basis, the company is targeting a full year profit of $0.10 per share. These net income targets are in line with the company's prior 2008 targets. For the second half of 2008 the full year guidance translates to a net income in accordance with GAAP of approximately $0.05 per share and on a non-GAAP basis a profit of $0.08 per share. The company's Q3, 2008, total expenses on a non-GAAP basis are expected to be approximately $24.5 million. The Company expects to be cash flow positive from operations adjusted to exclude the net change in accrued restructuring charges for the full year by over $10.0 million. See the financial table below reconciling the non-GAAP figures to GAAP.

Q2 Business and Financial Metrics:
  Revenue of $24.5 million consisted of 37% product revenue ($9.0 million) and 63% services and maintenance revenue ($15.5 million). The top five product transactions accounted for 9% of Q2, 2008 revenues. There were no product transactions over $1 million in Q2, 2008.
  Revenue from subscription based product and services accounted for 56% of total revenue for Q2, 2008, up from 51% in Q2, 2007 and Q1, 2008.
  Revenue from transactions under $500 thousand increased 3% from Q2, 2007, continuing to drive the company's strategy to be less reliant on large deals. Transactions under $500 thousand and subscription product revenue accounted for 93% of product revenue in Q2, 2008.
  Emerging growth products (Entrust IdentityGuard, Boundary Messaging and Fraud Detection) accounted for $2.6 million, or 29% of product revenue, up 56% from $1.7 million in Q2, 2007.
  Public Key Infrastructure (PKI) products accounted for $6.2 million, or 68% of product revenue, a decrease of 3% from $6.4 million in Q2, 2007. The decrease in total PKI revenue was from the planned decrease in Entrust's full disk product's which it resells from Checkpoint. Entrust certificate services (SSL certificates) increased 34% year-over-year and accounted for $2.4 million of PKI product revenue in Q2, 2008.
  Product revenue for the quarter was 47% Extended Government and 53% Extended Enterprise. The Extended Government vertical was up 42% from Q2 of last year and 7% from the first half of 2007. The financial services vertical accounted for approximately 29% of product revenue in Q2, 2008, and was up 16% over the first half of 2007.
  The average purchase size in the second quarter was $58,000, a decrease from $61,000 in Q2, 2007 and an increase from $50,000 Q1, 2008. Total transactions in Q2, 2008 reached 103. Thirty-one transactions or 30% of the total transactions were from new customers.
  Deferred revenue achieved a record level of $29.3 million, an increase of $800 thousand from Q2, 2007.
  Support and Maintenance revenues increased 10% for the first half of 2008 and now accounts for over $10.0 million of quarterly revenue.
  Cash flow from operations was positive $4.1 million for Q2, 2008 before the net change in restructuring accruals of $1.4 million. Year-to-date cash flow for operations is positive $8.0 million before the net change in restructuring accruals of $2.8 million.

Technology and Industry Highlights:

    Entrust, Inc. and the Acxiom Corporation signed an agreement for joint sales and marketing of an integrated consumer verification and authentication solution. Acxiom is now a member of the Entrust TrustedPartner Program and will resell Entrust's risk-based authentication solution, which includes multifactor authentication, fraud detection and transaction-monitoring capabilities. Acxiom also will join Entrust's Open Fraud Intelligence Network (OFIN), which consolidates and shares key fraud behavior patterns and data among network participants to help fight online fraud. Entrust will integrate Acxiom's real-time consumer verification capabilities with its portfolio and jointly sell the solution with Acxiom.
    Entrust announced that the Taiwanese government selected Entrust PKI to help authenticate sensitive biometric information stored on machine readable travel documents (MRTDs) - also known as ePassports - which will be available to nearly 23 million citizens by the end of 2008.
    Kotak Securities Limited, the stock broking arm of the Kotak Mahindra group, announced the implementation of Entrust IdentityGuard for its customers. Kotak's Security Key solution, powered by Entrust, uses the concept of a dual-password system. It is a user-friendly product enabling risk-based authentication that allows Kotak Securities to apply an appropriate level of security and reduces the chances of fraudulent practices.
    A large new customer in Asia-Pacific chose Entrust's managed public key infrastructure (PKI) solution to cost effectively enable digital signatures and verification to ensure the integrity of the documents it exchanged with businesses. Using the managed PKI service, businesses can leverage digital certificates for authentication, digital signatures and encryption purposes to enable secure e-mail, file and folder encryption, authenticated remote access (VPN) and secure electronic forms and PDFs. Entrust adds value to each of these applications with security that is simple to deploy and transparent to use.
    Banco Security leveraged the Entrust IdentityGuard versatile authentication platform's grid card solution to help verify the identities of more than 17,600 customers. Banco Security has nine offices in Santiago, Chile, four regional branches, but predominantly provides its services through electronic channels, which made the need for strong multifactor authentication a priority.
    India's leading credit rating, research, risk and policy advisory company, CRISIL, selected the Entrust IdentityGuard versatile authentication platform and one-time-passcode (OTP) tokens to enable secure communication with their mobile workforce.
    SC Magazine, a well-respected IT security publication, gave Entrust Entelligence Messaging Server five stars and a "Recommended" rating in their e-mail security group test, which featured side-by-side comparisons of the industry's leading e-mail security solutions.
    Entrust was chosen for Hydro Ottawa's "Companies for Conservation" award in June 2008. Between August of 2006 and January of 2007, Entrust cut power use by more than 40 percent - from more than 5 million kilowatt hours per year to less than 3 million. The 2 million kilowatt hours now being conserved annually by Entrust is enough energy to power roughly 222 homes for an entire year. Several initiatives contributed to this achievement.
    Entrust announced its inclusion to the Russell 3000 Index. The addition to the Russell 3000 Index, which remains in place for one fiscal year, also includes Entrust in additional Russell indexes. The index is a trusted, proven barometer for businesses success, stock growth and investment forecasting for U.S.-based companies.

Entrust will host a live teleconference and Webcast on Tuesday, July 29, 2008 at 5:00 p.m. (Eastern), featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner to discuss the company's fiscal second quarter results and 2nd half 2008 outlook. The conference call audio will be available live via dial-in at 1-800-732-9303 and via the Internet http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=1893020. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:00 p.m. EDT, Tuesday, July 29, 2008 through Tuesday, August 5, 2008 at 11:59 p.m. EDT. The replay number is 1-877-289-8525 and the pass code is 21276750#.

Use of Non-GAAP Financial Measures

To supplement the financial results that are prepared and presented in accordance with accounting principles generally accepted in the United States, Entrust's management prepares and uses non-GAAP financial measures for many of its internal financial, operating and planning reports. The company's management believes that by excluding charges such as the purchased intangibles amortization in cost of goods sold, the amortization of purchased intangible assets in operating expenses, stock compensation expense, restructuring charges and write down of strategic investments from its GAAP-based results, these non-GAAP financial measures are more likely to facilitate investors' understanding of the company's ongoing business operating results. These non-GAAP financial measures also facilitate comparisons to the operating results of the company's competitors and provide investors with greater transparency with respect to the supplemental information used by management in its operational and financial decision making.

The non-GAAP measures are included to provide investors with supplemental information to facilitate their understanding of Entrust's operating results and future prospects. Management uses these non-GAAP measures to assess its success in reducing the company's cost structure, to measure its ongoing cash operating costs, and to establish budgets and operational goals. The presentation of this additional information should not be considered in isolation or as a substitute for financial and operating results prepared in accordance with accounting principles generally accepted in the United States, as non-GAAP measures are susceptible to varying calculations and they may not be comparable, as presented, to other similarly titled measures of other companies.

This press release contains forward-looking statements relating to Entrust's projected revenue, net income and net loss per share, non-GAAP income per share and cash flow from operations for the second half and full year 2008 and the company's planned third quarter non-GAAP total expenses. Such statements are based upon preliminary estimates which involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses ,inaccuracy in preliminary estimates issues associated with revenue recognition, issues raised in connection with the internal review of quarterly financial results, and the risk factors detailed from time to time in Entrust's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust's Annual Report on Form 10-K for the fiscal year ended December 31, 2007. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust [NASDAQ: ENTU] secures digital identities and information for consumers, enterprises and governments in 1,700 organizations spanning 60 countries. Leveraging a layered security approach to address growing risks, Entrust solutions help secure the most common digital identity and information protection pain points in an organization. These include SSL, authentication, fraud detection, shared data protection and e-mail security. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact: Media Contact:

David Rockvam Michelle Metzger

Investor Relations Media Relations

972-713-5824 (972) 713-5866

david.rockvam@entrust.com michelle.metzger@entrust.com

ENTRUST, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30th,		June 30th,
	2008	2007	2008	2007

Revenues:
Product	9,013	$ 8,930	18,643	$ 18,074
Services and maintenance	15,466	15,563	31,674	30,982
Total revenues	24,479	24,493	50,317	49,056

Cost of revenues:
Product	2,118	2,162	4,480	3,970
Services and maintenance	7,048	7,759	14,903	15,207
Amortization of purchased product rights	315	345	660	677
Total cost of revenues	9,481	10,266	20,043	19,854

Total gross profit	14,998	14,227	30,274	29,202

Operating expenses:
Sales and marketing	7,806	8,813	16,509	17,906
Research and development	4,432	5,312	9,174	10,661
General and administrative	3,124	3,258	6,240	6,518
Total operating expenses	15,362	17,383	31,923	35,085

Loss from operations	(364)	(3,156)	(1,649)	(5,883)

Other income (expense):
Interest income	98	176	229	356
Foreign exchange gain	55	(177)	75	70
Gain on sale of long-term strategic investments	-	-	18	-
Loss from equity investments	-	-	-	(77)
Total other income (expense)	153	(1)	322	349

Loss before income taxes	(211)	(3,157)	(1,327)	(5,534)

Provision for income taxes	211	72	275	124

Net loss	$ (422)	$ (3,229)	$ (1,602)	$ (5,658)

Weighted average common shares used
Basic	61,291	60,777	61,228	60,582
Diluted	61,291	60,777	61,228	60,582

Net loss per share
Basic	($0.01)	($0.05)	($0.03)	($0.09)
Diluted	($0.01)	($0.05)	($0.03)	($0.09)

ENTRUST, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007

ASSETS

Cash and marketable investments	$ 25,416	$ 20,485
Accounts receivable, net of allowance for doubtful accounts	16,738	20,773
Other current assets	3,608	4,079
Property and equipment, net	1,148	1,490
Purchased product rights and other purchased intangible assets, net	10,377	11,543
Goodwill	60,214	60,214
Long-term strategic and equity investments	91	91
Other long-term assets, net	3,329	3,479

Total assets	$ 120,921	$ 122,154

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accruals	$ 15,826	$ 16,330
Accrued restructuring charges	16,487	19,266
Deferred revenue	29,299	27,894
Long-term liabilities	816	218

Total liabilities	62,428	63,708

Shareholders' equity	58,493	58,446

Total liabilities and shareholders' equity	$ 120,921	$ 122,154

	-	-

The following supplemental tables provide non-GAAP financial measures used by the company's management to evaluate operational results. The company believes this information may be useful to investors. In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company's earnings release contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of purchase product rights and other purchased intangibles, and non recurring restructuring and impairment charges. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
For additional information regarding these non-GAAP financial measures, see the Form 8-K dated July 29, 2008 that Entrust has filed with the Securities and Exchange Commission.

ENTRUST, INC.
SUPPLEMENTAL
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30th,		June 30th,
	2008	2007	2008	2007

Reconciliation of net loss per GAAP to Non-GAAP income (loss):
GAAP net loss	$ (422)	$ (3,229)	$ (1,602)	$ (5,658)
Adjustments for share-based compensation expense:
Cost of revenues	15	81	106	148
Sales and marketing	106	339	424	628
Research and development	34	204	156	401
General and administrative	183	511	582	952
Amortization of other purchased intangibles:
Cost of revenues	38	38	76	76
Sales and marketing	211	229	422	457
Amortization of purchased product rights	315	345	660	677

Non-GAAP income (loss)	$ 480	$ (1,482)	$ 824	$ (2,319)

Reconciliation of net loss per diluted share according to GAAP to Non-GAAP income (loss) per diluted share:

GAAP net loss per diluted share	($0.01)	($0.05)	($0.03)	($0.09)

Adjustments for share-based compensation expense	0.01	0.02	0.02	0.03
Amortization of other purchased intangibles	-	-	0.01	0.01
Amortization of purchased product rights	0.01	0.01	0.01	0.01
	0.02	0.03	0.04	0.05

Non-GAAP income (loss) per diluted share	$0.01	($0.02)	$0.01	($0.04)

Weighted average common shares used	61,291	60,777	61,228	60,582

Reconciliation of net cash flow from operating activities per GAAP to Non-GAAP cash flow from operations before the net change in restructuring accruals:

GAAP net cash flow from operating activities	$ 2,694	$ 2,666	$ 5,182	$ 122
Adjustments to exclude the effects of:
Net change in accrued restructuring charges	1,375	1,375	2,779	2,613

Non-GAAP cash flow from operations before the net change in restructuring accruals	$ 4,069	$ 4,041	$ 7,961	$ 2,735

Forward Looking Guidance
Earnings Per Share Range

	Second Half	Full Year
	2008	2008
U.S. GAAP measure	$0.05	$0.03

Adjustments to exclude the effects of
amortization of purchased intangible assets	$0.01	$0.03

Adjustments to exclude the effects of
expenses related to stock-based
compensation	$0.02	$0.04

Non-GAAP figures	$0.08	$0.10

Forward Looking Guidance
Total Quarterly Costs
	(in millions)
	Q3 2008
U.S. GAAP measure	$25.4

Adjustments to exclude the effects of
amortization of purchased intangible assets	$0.4

Adjustments to exclude the effects of
expenses related to stock-based
compensation	$0.5

Non-GAAP figures	$24.5

Forward Looking Guidance
Cash Flow from Operating Activities
	(in millions)
		Full Year
		2008
U.S. GAAP measure		$4.5

Adjustments to exclude the effects of the
net change in accrued restructuring charges		$5.5

Non-GAAP figures		$10.0